SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1 )

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CENTER BANCORP, INC.
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CENTER BANCORP, INC.

Corporate Headquarters
2455 Morris Avenue
Union, New Jersey 07083
(908) 688-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2009

To Our Shareholders:

The Annual Meeting of Shareholders of Center Bancorp, Inc. ("Center Bancorp") will be held at our premises at 1180 Springfield Road, Union, New Jersey on Wednesday, May 27, 2009, at 10:00 a.m., for the following purposes:

1.	To elect eleven directors for a one year term.

2.	To approve the Center Bancorp, Inc. 2009 Equity Incentive Plan.

3.	To vote upon a non-binding resolution approving the compensation of Center Bancorp's executive officers.

4.	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of Center Bancorp common stock at the close of business on April 3, 2009 will be entitled to notice of and to vote at the Annual Meeting. Each share of Center Bancorp's common stock is entitled to one vote.

Please complete, sign, date and return the accompanying proxy in the enclosed postage paid envelope at your earliest convenience.

You are cordially invited to attend the Meeting.

Important notice regarding the availability of proxy materials for the 2009 annual meeting of shareholders: This Proxy Statement for the 2009 Annual Meeting of Shareholders and our 2008 Annual Report to Shareholders are available at: http://www.cfpproxy.com/5260.

By Order of the Board of Directors

Anthony C. Weagley
President and CEO

Dated:  April 17 , 2009

CENTER BANCORP, INC.
2455 Morris Avenue, Union, New Jersey 07083

PROXY STATEMENT

We are providing this proxy statement to you in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders to be held at our premises at 1180 Springfield Road, Union, New Jersey at 10:00 a.m. on Wednesday, May 27, 2009, and any adjournments of that meeting. We are first sending copies of this proxy statement and the enclosed proxy card to our shareholders on or about April 17 , 2009. Unless we indicate otherwise, all references to “we”, us” and “our” and other similar terms are references to Center Bancorp, Inc.

Only holders of record of Center Bancorp common stock at the close of business on April 3, 2009, a date which we refer to as  the record date, will receive notice of our annual meeting and will be entitled to vote at our annual meeting. For each matter that is presented to our shareholders at our annual meeting, you will be entitled to one vote for each share of our common stock that you own on the record date. On the record date, there were 12,991,312 shares of our common stock outstanding.

In a joint Schedule 13D filing made on March 5, 2009, on behalf of Seidman and Associates, LLC, Seidman Investment Partnership, LP., Seidman Investment Partnership II, LP, Broad Park Investors, LLC, Chewy Gooey Cookies, LP, LSBK06-08, LLC, Lawrence Seidman, clients of Lawrence Seidman, Dennis Pollack, Harold Schechter and Raymond Vanaria, such persons stated that as of March 5, 2009, they beneficially own a total of 1,699,991 shares of our common stock, representing 13.09% of the shares outstanding as of the record date. Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., LSBK06-08, LLC and Lawrence Seidman have an address of 100 Misty Lane, Parsippany, New Jersey 07054. Mr. Seidman also has an address of 19 Veteri Place, Wayne, New Jersey 07470. Broad Park Investors, L.L.C. and Chewy Gooey Cookies, L.P. have an address of 80 Main Street, West Orange, New Jersey 07052. Mr. Pollack has an address of 825 Third Avenue, New York, New York 10022. Mr. Schechter has an address listed in a Schedule 13D filing as 34 33rd Street, New York, New York 10001. Mr. Vanaria has an address of 155 North Dean Street, Englewood, New Jersey 07631.

We are not aware of any other person or entity that owned of record or beneficially more than five percent of our outstanding common stock as of the record date.

If you execute a proxy card, you may revoke your proxy at any time before it is exercised by either:

•	submitting a later dated signed proxy before the annual meeting is conducted; or

•	filing a written notice of revocation with our corporate Secretary either prior to the annual meeting or while the annual meeting is in progress but prior to the voting of your proxy: or

•	submitting a written ballot at the annual meeting.

All proxy cards that are properly executed and not revoked will be voted as specified in the proxy card. If a proxy is signed but no specification is given, the proxy will be voted in favor of the Board's nominees for election to the Board, in favor of the Center Bancorp Inc. 2009 Equity Incentive Plan and in favor of a non-binding resolution approving the compensation of Center Bancorp's executive officers.

Center Bancorp, which we refer to from time to time in this proxy statement as the "Company", will bear the cost of soliciting proxies. In addition to our soliciting proxies by use of the mail, our officers and employees or officers or employees of our bank subsidiary may solicit proxies by telephone, telegraph or personal interview, with nominal expense to us. We will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

If holders of a majority of the outstanding shares of our common stock are present in person or by proxy, we will have a quorum, which means that we will be able to transact business at the annual meeting. The election of directors will require the affirmative vote of a plurality of the common stock represented and entitled to vote at the annual meeting. In other words, the eleven persons who receive the highest number of votes will be deemed elected to our Board. Proposals 2 and 3 will require the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting. If any other matters are submitted to shareholders at the annual meeting, such matters will be deemed “approved” if they receive the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the annual meeting, we will only count those votes which are cast "for" or "against". We will count abstentions and broker non-votes solely for the purpose of determining whether a quorum is present at the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that our Board will consist of not less than five nor more than twenty-five members. The exact number of directors is fixed and determined from time to time by resolution of the full Board or by resolution of the shareholders at any annual or special meeting. Our Board has set the number of Directors, effective as of the 2009 Annual Meeting, at 11. Last year, our shareholders approved an amendment to our Certificate of Incorporation changing the manner in which our directors are elected. Previously, our directors were divided into three classes, as nearly equal in number as possible, with each class elected on a staggered term basis, normally for a period of three years. By virtue of the amendment adopted last year, our entire board will stand for election each year for one year terms.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. In response, Nasdaq adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, our Board has determined that the members of the Audit Committee satisfy all applicable definitions of independence. Our Board has also determined that the following members of our Board (including all members of our Nominating and Compensation Committees) satisfy the Nasdaq definition of independence: Hugo Barth III (whose term of office will expire at the Annual Meeting), Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot I Kramer, Harold Schechter, Lawrence Seidman, William A. Thompson and Raymond Vanaria.

It is intended that the proxy cards solicited by our Board will be voted FOR the election of our Board’s nominees to the Board of Directors. The nominees consist of each of the current members of our Board of Directors other than Hugo Barth, III, who has decided not to stand for re-election. Center Bancorp does not contemplate that any nominee will be unable to serve as a director for any reason. Each of our Board’s nominees has agreed to serve if elected. However, in the event that one or more of our Board’s nominees should be unable to stand for election, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by our Board of Directors and all proxies eligible to be voted for our Board's nominees will be voted for such other person or persons. Each of the nominees is also a member of the Board of Directors of our subsidiary, Union Center National Bank (the "Bank").

The following table sets forth, for the nominees to our Board of Directors, their principal occupations for at least the past five years, their ages, the year in which they became a director of Center Bancorp and Union Center National Bank ("UCNB"), the number of shares of our common stock which they beneficially owned as of January 31, 2009 and their percentage of common stock ownership as of January 31, 2009:

Name	Occupation	Age	Director Since	Shares of Common Sock Held Beneficially Directly and Indirectly		Percent of Shares Outstanding

Alexander A. Bol	Owner, Alexander	61	1994	94,470		0.73
	A. Bol A.I.A.
	(architectural firm);
	Chairman of the Board
	of Center Bancorp and
	UCNB (2001-Present)

Brenda Curtis	Retired	67	1995	61,359		0.47

John J. DeLaney,	Partner, Lindabury,	54	2006	5,656		0.04
Jr.	McCormick,Estabrook
	& Cooper, P.C.(successor to
	Cooper Rose & English, LLP)
	(law firm); Mayor of Morristown,
	New Jersey (1998-2005)

James J. Kennedy	Managing Partner,	53	2000	60,540		0.47
	KV Solar, LLC
	(energy conservation
	design and installation
	firm) (2006-Present);
	Managing Partner,
	KV1 Asset Management, LLC
	(hedge fund management
	company)(1998 to 2005)

Howard Kent	Principal, Real	61	2008	90,600	(a)	0.70
	Estate Equities Group,
	LLC (real estate investment
	and management
	business)

Elliot I. Kramer	Partner,	57	2008	1,000		0.01
	Goldman & Kramer
	(law firm)

Nicholas Minoia	Principal, Diversified	53	2009	2,942		0.02
	Properties, L.L.C.
	(full-service real estate
	group)

Harold Schechter	Chief Financial	64	2007	6,378	(b)	0.05
	Officer, Global Design
	Concepts, Inc. (importer
	and distributor of accessories
	and handbags) (2005-Present);
	Chief Financial Officer of
	Diamond Chemical, Inc.
	(manufacturer of
	housekeeping and
	industrial products) (2004-2005)

Lawrence B.	Manager of	61	2007	1,619,528	(b)	12.47
Seidman	various investment
	funds; also, President,
	Menlo Acquisition
	Corporation (environmental
	consulting )

William A.	General Manager,	51	1994	65,280	(c)	0.50
Thompson	Uniselect USA
	(interior design and
	space planning services)
	(2007 to Present); Vice
	President of Thompson & Co.
	(auto parts distributor)

Raymond Vanaria	Partner, Malesardi,	50	2007	37,075	(b)	0.29
	Quackenbush,
	Swift & Company, LLC
	(accounting firm)

(a)	Direct 16,952 and indirect 73,648 (joint ownership with spouse).

(b)
See the description above regarding the 13D filing made by Mr. Seidman and others.  The shares reflected in the table above for Mr. Schechter and Mr. Vanaria do not include any shares other than shares directly owned by them.  The shares reflected in the table for Mr. Seidman reflect all shares beneficially owned by the persons named in the 13D filing as of January 31, 2009.

(c)	Direct 50,247 and indirect 11,438 (wife and children).

The shares set forth in the table above include the following number of shares subject to options exercisable by April 1, 2009: Mr. Bol, 5,167 shares; Ms. Curtis, 9,384 shares; Mr. DeLaney, 1,736 shares; Mr. Kennedy, 49,274 shares; Mr. Kent, zero shares; Mr. Kramer, zero shares; Mr. Minoia, zero shares; Mr. Schechter, 868 shares; Mr. Seidman, 868 shares; Mr. Thompson, 3,472 shares; and Mr. Vanaria, 868 shares.

Anthony C. Weagley, our president and chief executive officer, beneficially owned 31,549 shares of our common stock as of January 31, 2009, including 19,363 shares subject to options exercisable by April 1, 2009. A. Richard Abrahamian, our chief financial officer, did not beneficially own any shares of our common stock as of January 31, 2009. Ronald Shapiro, our chief lending officer, beneficially owned 189 shares of our common stock as of January 31, 2009, including zero shares subject to options exercisable by April 1, 2009. Lori A. Wunder, one of our senior vice presidents, beneficially owned 14,894 shares of our common stock as of January 31, 2009, including 11,150 shares subject to options exercisable by April 1, 2009. William Boylan, another one of our senior vice presidents, beneficially owned 139 shares of our common stock as of January 31, 2009, including zero shares subject to options exercisable by April 1, 2009. As of January 31, 2009, the total number of shares of our common stock directly and beneficially owned by all of our directors and executive officers as a group (18 persons) amounted to 2,126,213 shares or 16.37% of the common stock outstanding, including 119,813 shares subject to options exercisable by April 1, 2009. In addition, as of January 31, 2009, the total number of shares of our common stock directly and beneficially owned by officers of Union Center National Bank (and not Center Bancorp) amounted to 47,117 shares or 0.36% of the common stock outstanding.

There is no family relationship, by blood, marriage or adoption, between any of the foregoing Directors and any other officer, director or employee of Center Bancorp or Union Center National Bank.

Our Board’s Compensation Committee consists of Alexander A. Bol (Chairman), Brenda Curtis, John J. DeLaney, Jr., Lawrence B. Seidman and William A. Thompson. The responsibilities of the Compensation Committee are set forth in the Compensation Discussion & Analysis set forth below.

Our Board's Audit Committee consists of Raymond Vanaria (Chairman), James J. Kennedy, Elliot Kramer, Howard Kent, Harold Schechter, and William Thompson. The Audit Committee has been established by our Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Center Bancorp and audits of our financial statements and has responsibility for monitoring our financial reporting systems, reviewing our financial statements, hiring and discharging our independent accountants and supervising the relationship between Center Bancorp and our independent accountants.

Our Board’s Nominating Committee consists of Alexander A. Bol (Chairman), Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot Kramer, Harold Schechter, Lawrence Seidman, William A. Thompson and Raymond Vanaria. For additional information regarding the Nominating Committee, see "Nominating Committee Matters".

Our Board’s Executive Committee consists of Alexander A. Bol (Chairman), Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot Kramer, Harold Schechter, Lawrence Seidman, William A. Thompson and Raymond Vanaria. The Executive Committee generally performs the functions of the full Board for determinations requiring the vote solely of independent directors.

During 2008, the Compensation Committee met six times, the Audit Committee met five times, the Nominating Committee met two times, the Executive Committee met two times and our Board of Directors met twelve times. All directors attended at least 75% of the Board and committee meetings that they were required to attend.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

General

As part of the SEC’s executive compensation disclosure package, the SEC requires that issuers provide a “Compensation Disclosure and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;
•	the conduct that the compensation programs are designed to reward;
•	the elements of the compensation program;
•	the rationale for each of the elements of the compensation program;
•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and
•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program.

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the Board, are to:

•	provide guidance regarding the design of our employee benefit plans;
•	oversee the investments of our 401(k) plan and qualified pension plan;
•	establish the compensation of our chief executive officer, subject to the terms of his employment agreement;
•	with input from our chief executive officer, establish or recommend to our Board the compensation of our other executive officers, subject to the terms of any existing employment agreements; and
•	monitor our overall compensation policies and employee benefit plans.

Our chief executive officer participates in determinations regarding the compensation and design of our benefit programs for all employees, but does not participate in setting his own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs.  We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to incent them to perform in a manner that maximizes our corporate performance. Accordingly, we have sought to structure our executive compensation with a focus on pay-for-performance.  We seek to offer executive compensation programs that align each individual’s financial incentives with our strategic direction and corporate values.

We view executive compensation as having three key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;
•	long-term equity incentives reflected in grants of stock options and/or restricted stock; and

•	other executive retirement benefits and perquisites.

These programs aim to provide our executives with an overall compensation package that is competitive with comparable financial institutions, and aligns individual performance with our long-term business objectives.

We annually review our mix of short term performance incentives versus longer term incentives, and incorporate in our compensation reviews the data from studies performed as to appropriate competitive levels of compensation and benefits.  We do not have set percentages of short term versus long term incentives.  Instead, we look to provide a reasonable balance of those incentives.

We also periodically “benchmark” our compensation programs to industry available databases and to a peer group.  The process has involved hiring independent compensation consulting firms to perform studies that employ the following processes:

•	Gathering data from industry specific global and regional compensation databases based upon company size for each executive position.
•	Determining an appropriate peer group of financial institutions based upon similar size and geography.
•	Developing data points for salary and total cash compensation comparisons and equity opportunities.
•	Averaging peer group and database statistics together to produce a relevant “market” at the data points for salary, total cash compensation and equity and comparing our positions to the “market” data.
•	Evaluating other compensation components, including executive benefits as compared to competitive standards.
•	Comparing our compensation levels to the “market” and determining our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

We did not engage in any benchmarking analyses during 2008.

In 2005, the IFM Group, an independent compensation consulting firm, was retained to benchmark our executive officer stock grants utilizing a peer group of six other financial institutions ranging in asset size from $900 million to $2.1 billion dollars.  The peer group averaged $1.36 billion in assets versus our size at the time of approximately $1.0 billion in assets. The six financial institutions that comprised the peer group were Lakeland Bancorp, Ocean First Financial, Interchange Financial Services Corp, Greater Community Bancorp, Peapack-Gladstone Financial Corp and Synergy Financial Group.  Each peer group financial institution was also selected because of its geographic proximity to us.  The results of that study indicated that our option grants were below the peer group average of grants provided to the five highest paid executives and that the excercisable/unexcercisable value of the in-the-money options held by our five highest paid officers was below market.

In 2005 and 2006, Clark Consulting, another independent compensation consulting firm, also performed benchmarking studies with respect to our cash and equity compensation at the executive officer level. We retained Clark Consulting to assist in providing market assessments of officer pay as well as establishing peer group criteria for us. The salary, total cash and equity compensation of our executive officers were compared to corresponding data points of the peer group.

Although we gain considerable knowledge about the competitiveness of our compensation programs through the benchmarking process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.  We believe that the combination of executive compensation programs that we provide fulfill our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives.  We also believe that our incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing us to maintain controls over our compensation costs.

Historically, our policy for allocating between long-term and currently paid compensation has been to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and, when appropriate, we have rewarded good performance on an annual basis in the form of bonus compensation.  We have provided non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for 2008 for the executive officers named in the summary compensation table below ranged, as a percentage of total compensation, from 88% to 97% in cash compensation and 3% to 12% in non-cash compensation, including benefits and equity-related awards.

Impact of our Participation in the Treasury's Capital Purchase Program

In response to recent unprecedented market turmoil, the Emergency Economic Stabilization Act ("EESA") was enacted on October 3, 2008.  EESA authorizes the U.S. Treasury Department (the "Treasury") to provide up to $700 billion in funding for the financial services industry.  Pursuant to EESA, the Treasury was initially authorized to use $350 billion for the Troubled Asset Relief Program ("TARP").  The Treasury subsequently established the TARP Capital Purchase Program, pursuant to which the Treasury purchases preferred stock and warrants from financial institutions. On January 12, 2009, the Treasury purchased $10,000,000 of our non-convertible preferred stock (the "Preferred Shares") under the TARP Capital Purchase Program.

Participants in the TARP Capital Purchase Program were required to accept several compensation-related limitations associated with this Program.  In January 2009, five of our executive officers (Messrs. Weagley, Abrahamian, Shapiro and Boylan and Ms. Wunder) agreed in writing to accept the compensation standards in existence at that time under the TARP Capital Purchase Program and thereby cap or eliminate some of their contractual or legal rights. The provisions agreed to were as follows:

•
No golden parachute payments.    The term “golden parachute payment” under the TARP Capital Purchase Program (as distinguished from the definition under the Stimulus Act referred to below) refers to a severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, that exceeds three times the terminated employee’s average annual compensation over the five years prior to termination. Our senior executive officers have agreed to forego all golden parachute payments for as long as they remain “senior executive officers” (the CEO, the CFO and the three highest-paid executive officers other than the CEO and CFO) and the Treasury continues to hold the equity or debt securities that we issued to it under the TARP Capital Purchase Program (the period during which the Treasury holds those securities is referred to by us as the “CPP Covered Period”).

•
Clawback of Bonus and Incentive Compensation if Based on Certain Material Inaccuracies.     Our senior executive officers agreed to a “clawback provision”.  Any bonus or incentive compensation paid to them during the CPP Covered Period is subject to recovery or "clawback" by us if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The senior executive officers acknowledged that each of our compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, "Benefit Plans") with respect to them was deemed amended to the extent necessary to give effect to such clawback and the restriction on golden parachute payments.

•
No Compensation Arrangements that Encourage Excessive Risks.  We are required to review our Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of our company. To the extent any such review requires revisions to any Benefit Plan with respect to our senior executive officers, they agreed to negotiate such changes promptly and in good faith.

During the CPP Covered Period, we are not permitted to take federal income tax deductions for compensation paid to the senior executive officers in excess of $500,000 per year, subject to certain exceptions.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the "Stimulus Act") was enacted. The Stimulus Act contains several provisions designed to establish executive compensation and governance standards for financial institutions (such as us) that received or will receive financial assistance under TARP. In certain instances, the Stimulus Act modified the compensation-related limitations contained in the TARP Capital Purchase Program; however, the Stimulus Act also created additional compensation-related limitations and directed the Treasury to establish standards for executive compensation applicable to participants in TARP. In their January 2009 agreements, our executives did not waive their rights with respect to the provisions implemented by the Stimulus Act; other employees now covered by these provisions were not asked and did not agree to waive their rights. The compensation-related limitations applicable to us which have been added or modified by the Stimulus Act are as follows, which provisions are expected to be included in standards to be established by the Treasury:

•
No severance payments.     Under the Stimulus Act, the term “golden parachutes” is defined to include any severance payment resulting from involuntary termination of employment, except for payments for services performed or benefits accrued. Under the Stimulus Act, we are prohibited from making any severance payment to our “senior executive officers” (defined in the Stimulus Act as the five highest paid senior executive officers) and our next five most highly compensated employees during the period that the Preferred Shares are outstanding.

•
Recovery of Incentive Compensation if Based on Certain Material Inaccuracies.     The Stimulus Act contains the “clawback provision” discussed above but extends its application to any bonus awards and other incentive compensation paid to any of our senior executive officers and our next 20 most highly compensated employees during the period that the Preferred Shares are outstanding that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•
No Compensation Arrangements that Encourage Earnings Manipulation.    Under the Stimulus Act, during the period that the Preferred Shares are outstanding, we are prohibited from entering into compensation arrangements that encourage manipulation of our reported earnings, or that provide incentives to take unnecessary or excessive risks, to enhance the compensation of any of our employees.

•
Limit on Incentive Compensation.     The Stimulus Act contains a provision that prohibits the payment or accrual of any bonus, retention award or incentive compensation to our highest paid employee (presently, Mr. Weagley) while the Preferred Shares are outstanding other than awards of long-term restricted stock that (i) do not fully vest while the Preferred Shares are outstanding, (ii) have a value not greater than one-third of the total annual compensation of such employee and (iii) are subject to such other restrictions as will be determined by the Treasury. The prohibition on bonuses does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•
Compensation and Human Resources Committee Functions.     The Stimulus Act requires that our Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate our employee compensation plans in light of an assessment of any risk posed to us from such compensation plans.

•
Compliance Certifications.     The Stimulus Act will require an annual written certification by our chief executive officer and chief financial officer with respect to our compliance with the provisions of the Stimulus Act.

•
Treasury Review of Excessive Bonuses Previously Paid.     The Stimulus Act directs the Treasury to review all compensation paid to our senior executive officers and our next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of the Stimulus Act or were otherwise contrary to the public interest. If the Treasury makes such a finding, the Treasury is directed to negotiate with us and the applicable employee for appropriate reimbursements to the federal government with respect to the compensation and bonuses.

•
Say on Pay.     Under the Stimulus Act, the SEC is required to promulgate rules requiring a non-binding "say on pay vote" by the shareholders on executive compensation at our shareholder meetings during the period that the Preferred Shares are outstanding. The SEC has issued guidance indicating that this requirement will apply to our 2009 annual meeting of shareholders.  See "Proposal 3".

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary.  While consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives, we believe that it is important that we retain a competitive salary structure in order to retain the existing qualified officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly sized institutions.  We maintain salary guidelines for our executive officers as part of a structured salary pay scale that is reviewed periodically based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose.  We believe that a key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into effect performance as well as seniority.

Certain of the officers named in our summary compensation table below (each of the officers named in that table are referred to in this proxy statement as our “Named Officers”) who continue to serve as our executive officers are parties to employment agreements that establish base salary levels. From year-to-year, the Named Officers’ salary levels subject to those employment agreements may be increased, but may not be decreased. Other executive officers are employed at will but in certain instances have a change in control agreement that provides for additional compensation in the event of the termination of their employment in connection with certain business combinations.

Mr. Weagley's employment agreement entitled him to receive $25,000 of our common stock on December 31, 2008 as part of his annual compensation in lieu of salary and will entitle him to receive a similar grant on December 31, 2009. The grant to Mr. Weagley in 2008 was effected pursuant to our 1999 Stock Plan.

Short-Term Incentive Compensation.  We maintain an Achievement Incentive Plan, which we refer to as our “AIP”.  Our AIP is designed to motivate the plan participants and to correlate total cash compensation to performance in a manner designed to provide meaningful incentives for executive officers in general and to provide competitive levels of total cash compensation.  Under the terms of the AIP, our officers are eligible to receive incentive pay for performance. For our chief executive officer, Anthony C. Weagley, performance goals relate solely to the performance of Center Bancorp and our subsidiaries. For all other participants, goals relate both to individual performance and overall corporate performance.  Individual performance goals vary by officer job function and are adjusted each year based upon our tactical and strategic objectives.  The extent to which we achieve our corporate goals, and profitability as compared to budget, are factors considered in the corporate performance portion of our AIP. As noted above, under the TARP Capital Purchase Agreement, we are precluded from paying Mr. Weagley bonus payments other than bonus payments required under written employment contracts entered into on or prior to February 11, 2009. Mr. Weagley's existing employment agreement provides, in pertinent part, that he ". . . shall be entitled to participate in the Achievement Incentive Plan established by UCNB and/or [Center Bancorp] (as it may be amended from time to time (the "AIP") and shall receive incentive compensation in accordance with the terms of the AIP. In the event that the AIP is terminated, [Mr.] Weagley shall receive such incentive compensation as shall be awarded to him by the Executive Compensation Committee." The waiver executed by Mr. Weagley in January 2009 does not, by its terms, apply to the provisions of the Stimulus Act, which was enacted after that waiver was executed. We may seek additional guidance with respect to Mr. Weagley's rights to receive compensation under the AIP.

The targeted incentive performance levels under our AIP are established after consideration of industry practices and norms gathered from our periodic benchmarking studies.  For 2008, targeted awards as a percentage of salary were: for the chief executive officer: 30%, senior vice presidents: 20%, vice presidents: 15%, and assistant vice presidents and assistant cashiers: 10%. Based upon actual performance, up to 140% of the targeted award percentage may be achieved.  Awards to lending officers are impacted by the dollar amount of new business generated. A participant in our AIP must have at least a satisfactory performance appraisal in order to be eligible for an incentive award.  Bonus awards were paid during 2008 to certain executive officers. The Board and Compensation Committee determined that in light of our determination to seek funding under the TARP Capital Purchase Program, no AIP award would be granted to our chief executive officer with respect to 2008 performance.

Long-Term Incentive Compensation.  We provide long-term incentives to the Named Officers through our stock incentive plans. Throughout 2008, our Named Officers were eligible to participate in our 1999 Employee Stock Incentive Plan. We refer to that plan as our “1999 Stock Plan”. From time to time, the Compensation Committee has granted stock options and/or restricted stock awards to our executive officers.  Stock options have been granted at an exercise price equal to the then current market price of our common stock.  Options and restricted stock awards under the Stock Plan are granted on an ad hoc basis taking into account financial performance and results. As a result of a benchmarking study performed in September 2005 by IFM Group indicating that equity holdings by our executives were well below peer banks, IFM Group recommended that fully-vested options be granted at that time to our chief executive officer and other senior executives to bring their equity incentives closer to that of our peers.  Acting on that recommendation, fully vested options were granted in October 2005 to several of our senior executive officers.  No options were granted to our senior executive officers in 2006, 2007 or 2008.

In 2006, our Board established the Center Bank Open Market Share Purchase Incentive Plan, which we refer to as the “PIP”.  We established the PIP in order to encourage ownership and retention of our common stock by our executive officers.  Under the PIP, any executive officer who applies up to 50% of his or her cash bonus to the purchase of our common stock in the open market will receive an additional cash amount to cover the Federal, State or local income taxes on the portion of the bonus used to make these purchases.  To be eligible for the bonus, the purchased shares must be held by the executive officer for at least 30 days.  Since no cash bonuses were paid to the Named Officers in connection with performance during 2006, 2007 or 2008, no open market purchases were made under the PIP for those years.

Other Elements of Compensation for Executive Officers.  In order to attract and retain qualified executives, we provide executives with certain benefits and perquisites, consisting primarily of retirement benefits through our 401(k), executive life insurance and automobile allowances.  Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table below.

Employment Agreements

For many years, we have had employment agreements with Anthony C. Weagley and Lori A. Wunder. In connection with its review of our employment agreements in 2007 and 2008, our Compensation Committee approved an extension of the term of each of the employment agreements with Mr. Weagley and Ms. Wunder through December 31, 2009.  Although the terms of these agreements were extended until December 31, 2009, the multiple for determining the amount of severance and benefits that the executive would be entitled to receive in the event of a termination without cause or a resignation for “good reason” was limited by our Compensation Committee to two, even if termination of the executive’s employment occurs when there is more than two years remaining in the term.  If, however, the executive’s employment is terminated or he or she resigns for “good reason” following a “Change in Control Event”, then the multiple for determining severance pay and benefits will be three (as was previously provided by their employment agreements). We made similar changes in employment agreements for other executive officers who are not Named Officers.

In 2008, we further amended Mr. Weagley's employment agreement. Mr. Weagley's amended and restated employment agreement revised the compensation structure upon termination of employment so that the multiple for determining his severance pay and benefits will be three regardless of whether or not his termination of employment occurs as connection with a Change in Control Event and eliminated a tax gross-up provision which could have added substantial expense in the event that the payment of benefits upon termination were to involve so-called "excess parachute payments".

Our Compensation Committee has expressed an intention not to enter into formal employment agreements with newly hired or promoted senior vice presidents.  Instead, the Compensation Committee has expressed a desire to enter into change in control agreements with new senior vice presidents. Such agreements generally provide for enhanced compensation in the event that a change in control occurs while the applicable executive officer is employed by us. In March 2008, our Board designated Richard Abrahamian as our new Chief Financial Officer. Acting on the recommendation of our Compensation Committee, in March 2008 our Board of Directors authorized us to enter into a change in control agreement with Mr. Abrahamian. We entered into a similar agreement with Ronald Shapiro, our senior lending officer, in July 2008.

Compliance with Sections 162(m), EESA and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.  Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation.  As a result, stock options granted under our 1999 Stock Plan are not subject to the limitations of Section 162(m).  However, restricted stock awards under our 1999 Stock Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the 1999 Stock Plan have not been at levels that, together with other compensation, approached the $1,000,000 limit.  Also, since we retain discretion over bonuses under the AIP, those bonuses also will not qualify for the exemption for performance-based compensation.  The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

While our Preferred Shares are outstanding, we are not permitted to take federal income tax deductions for compensation paid to the senior executive officers in excess of $500,000 per year, subject to certain exceptions.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2006, 2007 and 2008, a summary of the compensation earned by Anthony C. Weagley, A. Richard Abrahamian and our three other most highly compensated executive officers who were employed by us as of December 31, 2008. Mr. Weagley served as our chief financial officer throughout 2006 and 2007 and through March 2008 and as our chief executive officer from August 23, 2007 throughout the balance of 2008.  We refer to the executive officers named in this table as the “Named Officers”, we refer to Center Bancorp as “Center” and we refer to Union Center National Bank as “UCNB”

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($) (b)	Bonus ($) (c)	Stock Awards ($) (d)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (e)	All Other Compensa- tion ($) (f)	Total ($) (g)
Anthony C. Weagley,	2008	225,000		25,000	16,657	16,425	283,082
President and Chief	2007	195,312			16,089	30,495	241,896
Executive Officer of Center and UCNB from August 23, 2007 to Present; Vice President and Treasurer of Center and Sr. Vice President and Cashier of UCNB (prior periods) (Mr. Weagley continued to serve as Chief Financial Officer of Center until March 27, 2008 and as Chief Financial Officer of UCNB until February 2008)	2006	187,500			25,875	32,636	246,011

A. Richard Abrahamian,	2008	148,750	20,200			6,300	175,250
Vice President, Treasurer and Chief Financial Officer of Center, March 27, 2008 to Present; Vice President and Treasurer of Center, February 19, 2008 to March 27, 2008; Senior Vice President and Chief Financial Officer of UCNB since February 19, 2008)

Lori A. Wunder,	2008	128,750	7,725		(732)	4,622	140,365
Vice President of Center	2007	125,000			15,674	30,540	171,214
and Senior Vice President of UCNB	2006	125,000			15,808	32,502	173,310

Ronald M. Shapiro,	2008	132,500	41,861	6,708	181,069
Vice President & Senior Lending Officer of Center and Senior Vice President and Senior Lending Officer of UCNB July 1, 2008 to Present and Vice President of UCNB October 15, 2007 to July 1, 2008	2007	22,279			22,279

William J. Boylan,	2008	125,000	21,750	7,825	154,575
Vice President of Center July 31, 2008 to Present and Senior Vice President of UCNB January 15, 2008 to Present and Vice President of UCNB December 3, 2007 to January 15, 2008	2007	8,750	20,000		28,750

Mr. Abrahamian, Mr. Shapiro and Mr. Boylan first joined UCNB on February 19, 2008, October 15, 2007 and December 3, 2007, respectively. Their compensation is shown for all periods when they were employed by Center or UCNB. Mr. Weagley and Ms. Wunder were employed by Center and UCNB for all periods covered by the table above; accordingly, the table reflects compensation for Mr. Weagley and Ms. Wunder for all capacities served during such periods.

For us, 2007 and 2006 were difficult years.  Our net interest margin was adversely impacted by the interest rate environment that prevailed throughout 2006 and 2007.  Accordingly, we did not pay bonuses to any of the Named Officers for performance during 2006 or 2007 and we did not grant stock awards or stock options to any of the Named Officers during 2006 or 2007. Furthermore, the Named Officers did not receive any compensation from non-equity incentive plans with respect to performance during 2006 or 2007.  Our net income in 2008 was $5.8 million or $0.45 per fully diluted common share, compared with net income of $3.9 million or $0.28 per fully diluted common share in 2007. The year 2008 was also challenging, given the turmoil in the global economy. Nevertheless, we were profitable, with a substantial portion of our earnings derived from core operations while earnings in 2007 arose principally from tax benefits. Earnings for 2008 were impacted by interest margin expansion, higher service charge fees and income from bank owned life insurance coupled with a significant reduction in operating overhead. As a result, limited bonus compensation was paid during 2008 to the Named Officers. We also paid sign-on bonuses with respect to certain new members of senior management in 2007 and 2008.

In the table above:

•
under column (c) above, the following bonuses were paid in 2008 to the following Named Officers under the following plans:  A. Richard Abrahamian - $10,200 representing payment received under the AIP for performance in 2008 and $10,000 representing a sign-on bonus when Mr. Abrahamian joined us; Lori A. Wunder - $7,725, representing payment received under the AIP for performance in 2008; Ronald M. Shapiro - $29,361, representing payment received under the AIP for performance in 2008 and $12,500 representing a sign-on bonus; and William J. Boylan - $21,750, representing payment received under the AIP for performance in 2008; we also paid a sign-on bonus of $20,000 to Mr. Boylan in 2007;

•	pursuant to Mr. Weagley's employment agreement, he received 3,028 shares of Center Bancorp common stock on December 31, 2008 having a value of $25,000. This amount is shown in column (d) above;

•
when we refer to changes in pension values in column "e" above, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under the Union Center National Bank Pension Plan from the measurement date used for preparing our 2005 year-end financial statements to the measurement date used for preparing our 2006 year-end financial statements (in the case of our 2006 compensation), from the measurement date used for preparing our 2006 year-end financial statements to the measurement date used for preparing our 2007 year-end financial statements (in the case of our 2007 compensation) and from the measurement date used for preparing our 2007 year-end financial statements to the measurement date used for preparing our 2008 year-end financial statements (in the case of our 2008 compensation);

•
the Named Officers did not receive any nonqualified deferred compensation earnings during 2006, 2007 or 2008; when we refer to “nonqualified deferred compensation earnings” in this table, we are referring to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, such as earnings on a nonqualified defined contribution plan;

•	“all other compensation” in column "f" above includes the following for 2008:

•           for Mr. Weagley: $10,800 represents expense with respect to an automobile allowance; $5,625 represents matching payments that we made under our 401(k) plan; and $1,991 represents payment for group term-life insurance;

•           for Mr. Abrahamian: $6,300 represents expense with respect to an automobile allowance;

•           for Ms. Wunder: $3,871 represents matching payments that we made under our 401(k) plan and $751 represents payment for group term life insurance;

•           for Mr. Shapiro: $3,600 represents expense with respect to an automobile allowance and $3,108 represents matching payments that we made under our 401(k) plan; and

•           for Mr. Boylan: $7,200 represents expense with respect to an automobile allowance and $625 represents matching payments that we made under our 401(k) plan.

Grants of Plan-Based Awards

During 2008, our Named Officers did not receive any awards under any equity incentive plan or non-equity incentive plan other than the above-mentioned $25,000 stock award granted to Mr. Weagley pursuant to his employment agreement. The award resulted in a delivery to Mr. Weagley of 3,028 shares of Center Bancorp common stock, all of which were immediately vested. Pursuant to his employment agreement, Mr. Weagley is entitled to receive an additional award of shares of Center Bancorp common stock on December 31, 2009 having a value of $25,000.

Outstanding Equity Awards at December 31, 2008

The following table sets forth, for each of the Named Officers, information regarding stock options outstanding at December 31, 2008. As of that date, all stock options held by the Named Officers were fully vested and the Named Officers held no outstanding stock awards other than the stock award to Mr. Weagley described above.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)

Anthony C. Weagley	5,137	6.07	6/17/2009
	4,631	8.97	6/20/2012
	9,595	10.64	10/19/2015

A. Richard Abrahamian	—	—	—

Lori A. Wunder	4,631 6,519	8.97 10.64	6/20/2012 10/19/2015

Ronald M. Shapiro.	—	—	—

William J. Boylan	—	—	—

In the table above, we are disclosing:

•	in column "b", the number of shares of our common stock underlying unexercised stock options that were exercisable as of December 31, 2008; and

•	in columns "c" and "d", respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2008.

Options Exercises and Stock Vested

Except for the stock award to Mr. Weagley described above, none of the Named Officers held any stock awards that vested during 2008 and none of the Named Officers exercised any stock options during 2008.

Pension Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. Those plans are summarized below the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Anthony C. Weagley	Union Center National Bank Pension Plan Trust	24	200,225	0

A. Richard Abrahamian	—	—	—	—

Lori A. Wunder	Union Center National Bank Pension Plan Trust	13	101,241	0

Ronald M. Shapiro	—	—	—	—

William J. Boylan	—	—	—	—

In the table above:

•
we have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2008; we refer to that date as the “Plan Measurement Date”;

•
when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date;

•	the present value of accumulated benefits shown in the table above have been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2008; and

•	column "e" refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2008 under our pension plans.

The Union Center National Bank Pension Trust - which we refer to as the “Pension Plan” - is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code.  The Pension Plan, which has been in effect since March 15, 1950, generally covers employees of Union Center National Bank and Center Bancorp who have attained age 21 and completed one year of service.  The normal retirement (age 65) pension payable under the Pension Plan is generally equal to 44% of a participant’s highest average compensation over a 5-year period.  Compensation means a participant’s W-2 wages, increased by certain reductions such as 401(k) contributions.  The normal retirement benefit is proportionately reduced if a participant has less than 25 years of service at age 65.  None of our Named Officers was eligible to retire with a normal retirement pension as of December 31, 2008.

A participant may retire before or after age 65.  A participant will qualify for immediate commencement of an early retirement pension if he or she retires after attaining age 60 and completing at least six years of service.  A participant who completes five years of service is entitled to a vested pension commencing at normal retirement age or after meeting the early retirement requirements.  Early retirement and vested pension benefits are calculated in the same manner as a normal retirement pension, but are multiplied by a fraction the numerator of which is the participant’s years of service and the denominator of which is the number of years of service the participant would have accumulated through normal retirement.  Benefits payable prior to normal retirement are also subject to adjustment for actuarial equivalence, using age and interest factors specified by the Pension Plan.  Based upon their ages and years of service, none of our Named Officers is currently eligible for an early retirement pension under the Pension Plan.

Pension Plan benefits are generally payable in the form of a life annuity or a joint and survivor annuity.  However, a participant may elect to receive his or her pension in a lump sum.  All forms of benefit are actuarially equivalent to a single life annuity form.

The Union Center National Bank Benefit Equalization Plan, or “BEP” was a nonqualified, unfunded supplemental retirement plan, which was designed to replace the benefits that cannot be provided under the terms of the Pension Plan solely due to certain compensation and benefit limits placed on tax-qualified pension plans under the Internal Revenue Code.  John J. Davis, our former Chief Executive Officer, was the only participant of the BEP.  Since Mr. Davis received a distribution of his entire benefit under the BEP during 2008, the BEP has been discontinued.

Nonqualified Deferred Compensation

Our Union Center National Bank Savings Equalization Plan, or "SEP" was a nonqualified, unfunded plan, under which accounts of participating officers were credited with the amount of 401(k) and matching contributions that would have been made under our tax-qualified 401(k) plan but for Internal Revenue Code limitations applicable to the 401(k) Plan.  Mr. Davis had been the sole participant of SEP.  With a distribution to Mr. Davis of his benefit under the SEP in 2007, the SEP was discontinued.

Our Union Center National Bank Senior Officers Protection Plan, or "SOPP" was a nonqualified, unfunded plan of deferred compensation that was established effective December 31, 2003 to replace the split-dollar life insurance arrangements that we had in place for certain of our officers prior to that time.  We were permitted to, but were not required to, credit amounts from time to time to the accounts of participants under the SOPP.  The amounts credited to each participant’s account vested at the rate of 10% per year of service, commencing after six years of service, counting years of service before the SOPP was established.  Accordingly, a participant was required to have at least 15 years of service to be fully vested under the SOPP.  However, a participant’s account under the SOPP became fully vested in the event that he or she terminated employment due to death or disability, if the participant attained age 65 while employed by us, or if a change in control occurred. We carried life insurance on each participant to recover the cost of the benefits payable under the SOPP.  The vested SOPP account of a participant who retires on or after attaining age 65 is payable in ten equal annual installments, unless the participant has made a timely election to receive the account in a single lump sum.  The SOPP provided for a lump sum distribution of the vested account in the event that a participant terminates employment due to death, due to disability or due to involuntary termination without cause.  The SOPP was discontinued during 2007 and the only participant who had earned a vested benefit, Mr. Davis, received a full distribution of his SOPP benefit in 2007.

We also maintain the Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, or "DCP".  The DCP is also a nonqualified, unfunded plan, that permits officers of Union Center National Bank at a position of senior vice president or higher, to defer up to 80% of their salary and bonuses, if any, to be earned for the year following the year in which the election is made.  Under the DCP, the members of our Board may also elect to defer up to 100% of their Board fees, committee fees and/or annual retainer for the year following the year in which the election is made.  Deferrals are credited with an amount equivalent to the effective annual rate of return on Union Center National Bank’s money market fund or a rate of return designated by our Board.  Deferrals under the DCP, which are not subject to forfeiture, are payable at termination of a participant’s service or at a date or age specified by the participant at the time a deferral is elected.  Participants may elect, at the time a deferral election is made, to have their accounts distributed in either a lump sum or in installments over not more than 15 years.  Earlier distributions are not permitted except in the event of a participant’s unforeseeable emergency.  No deferrals under the DCP were made by our Named Officers during 2008.

Stock Option Plans

We currently maintain two stock option plans in which our employees participate, our 1999 Employee Stock Incentive Plan and our 1993 Employee Stock Option Plan. Options may no longer be granted under the 1993 Employee Stock Option Plan.  We adopted both plans in order to attract and retain qualified officers and employees. Under the 1999 Employee Stock Incentive Plan, our Compensation Committee may grant so-called “incentive stock options” as defined under the Internal Revenue Code, non-qualified stock options and restricted stock awards to our employees, including our officers. Under the 1993 Employee Stock Option Plan, our Compensation Committee was able to grant incentive stock options and non-qualified stock options to our officers and employees. See "Proposal Two" with respect to a new plan that will be considered at our 2009 annual meeting of shareholders.

We initially had 435,153 shares of our common stock authorized for issuance under the 1999 Employee Stock Incentive Plan. This number has been adjusted for stock splits and stock dividends.  A total of 225,345  shares remained available for grant as of January 1, 2009. As of December 31, 2008, we had 163 employees, all of whom are eligible to participate in the 1999 Employee Stock Incentive Plan. Future grants under the 1999 Employee Stock Incentive Plan have not yet been determined. No option will be exercisable more than ten years from the date of grant and no option may be granted after April 13, 2009 under our 1999 Employee Stock Incentive Plan.

We initially had 633,194 shares of our common stock authorized for issuance under the 1993 Employee Stock Option Plan. This number also has been adjusted for stock splits and stock dividends.  All of our employees were eligible to participate in the 1993 Employee Stock Option Plan. No option granted under the 1993 Employee Stock Option Plan is exercisable more than ten years from the date of grant.

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our 1999 Employee Stock Incentive Plan, 1993 Employee Stock Option Plan, 1993 Outside Director Stock Option Plan and 2003 Non-Employee Director Stock Option Plan as of December 31, 2008. These plans were our only equity compensation plans in existence as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Shareholders	185,164	$6.07 - $15.73	695,749
Equity Compensation Plans Not Approved by Shareholders	-	-	-
Total	185,164	$6.07 - $15.73	695,749

Employment Agreements

Anthony Weagley

On April 4, 2008, Anthony Weagley, our current chief executive officer, entered into an amended and restated employment agreement. The agreement provides for a term that expires on December 31, 2009, without any renewal. However, if a Change in Control Event (as defined) occurs during the term of the agreement, the agreement will automatically extend for a period of three years after that event. The agreement provides for a salary of $225,000 per year, the issuance of $25,000 of stock on December 31, 2008 and 2009, participation in our AIP, a car allowance and health and life insurance and benefits under our 401(k) Plan. In the event that Mr. Weagley is terminated without “Cause” or he terminates with "Good Reason" (each as defined by the agreement), he will be entitled to receive (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever received or receives from us (the "Weagley Largest Bonus"), (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by us, and (iv) the maximum matching contribution that could have been made under our 401(k) plan if he had remained employed by us for an additional year following the date of termination; (b) a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that Mr. Weagley would have been entitled to receive under our tax-qualified defined benefit pension plan (the "Pension Plan") had he continued to be employed by us for an additional three year period following the termination (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of termination and an annual incentive bonus equal to the Weagley Largest Bonus), over (y) the lump sum present value of the benefit that Mr. Weagley is entitled to receive under the Pension Plan as of the date of his termination of employment; (c) in certain circumstances, COBRA coverage for eighteen months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options.  Substantially all of the payments and benefits are conditioned upon Mr. Weagley's execution, delivery and non-revocation of a general release in favor of Center Bancorp and related parties.

Lori Wunder

Lori A. Wunder entered into an employment agreement with us that, as amended and restated as of January 1, 2007, provided for an initial term that expired on December 31, 2009 and contained a renewal provision that, in effect, assured her of at least two years' notice of termination in the absence of a Change in Control Event (as defined) and three years' notice of termination in connection with a Change in Control Event. On December 3, 2007, Ms. Wunder agreed to amendments to her employment agreements which provide for a term that expires on December 31, 2009, without any renewal. However, if a Change in Control Event (as defined in her agreement) occurs during the term of the agreement, the agreement will automatically extend for a period of three years after that event.

Under the December 3, 2007 amendment, effective from January 1, 2008, we are obligated to provide Ms. Wunder with an automobile expense reimbursement of forty-four cents per mile based on a daily mileage log for Bank business, but we are no longer obligated to provide Ms. Wunder with an automobile as had been required prior to such amendment. Title to the automobile then being driven by and in the possession of Ms. Wunder was transferred from the Bank to Ms Wunder without additional payment by her. The amended employment agreements require us to provide Ms. Wunder with life insurance, short and long-term disability insurance health insurance, pension benefits and benefits under the Bank's 401(k) Plan to the extent that such benefits were provided on December 3, 2007, together with any benefit enhancements that may be added to such plans in the future. The monetary amount of such benefits received by each employee will be in accordance with the terms and conditions of such plans.

If the employment of Ms. Wunder is terminated without “Cause” or she terminates with "Good Reason" (each as defined by the agreement) during the term, she will receive a lump sum payment equal to two times (three times if the termination is in connection with a Change in Control Event) the sum of the annual rate of salary that she was receiving at the time of termination and the largest bonus she ever received or receives from us under the AIP.  In addition, she will receive a lump sum payment equal to the difference between the amount of benefits, if any, that she would have accrued under our Pension Plan, as well as the amount of additional contributions that we would have made on her behalf under our 401(k) Plan and the amount she would have earned under the SOPP, had her employment continued for a period of two additional years (three years if the termination is in connection with a Change in Control Event).  Further, any unvested stock options held by Ms. Wunder will become fully vested and we will continue health, life and long-term care insurance coverage for her for an additional two years (or three years if the termination is in connection with a Change in Control Event.

Richard Abrahamian and Ronald M. Shapiro

On April 15, 2008, we entered into a change in control agreement with Richard Abrahamian, our new chief financial officer. The agreement will terminate on February 2, 2010 and is not subject to automatic renewal thereafter. However, if a "Change in Control Event" occurs at any time prior to February 2, 2010, then the term of the change in control agreement will automatically be extended for a period of one year from the date of such Change in Control Event.

On November 21, 2008, we entered into a change in control agreement with Ronald Shapiro, our chief lending officer. The agreement will terminate on July 14, 2010 and is not subject to automatic renewal thereafter. However, if a "Change in Control Event" occurs at any time prior to July 14, 2010, then the term of the change in control agreement will automatically be extended for a period of one year from the date of such Change in Control Event.

The change in control agreements permit Mr. Abrahamian and Mr. Shapiro to resign within 180 days after the occurrence of a Change in Control Event (as defined).  Upon termination of employment by such Named Officer for “Good Reason” (as defined) with respect to a Change in Control Event that occurs during the term of the agreement or upon termination of such Named Officer's employment by us without “Cause” (as defined) within one year after a Change in Control Event, such Named Officer is entitled to: (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever received or receives from us (the "Largest Bonus"), (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by us, and (iv) the maximum matching contribution that could have been made under our 401(k) plan if he had remained employed by us for an additional year following the date of termination; (b) a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that such Named Officer would have been entitled to receive under our Pension Plan had he continued to be employed by us for an additional three year period following the termination (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of termination and an annual incentive bonus equal to the Largest Bonus), over (y) the lump sum present value of the benefit that such Named Officer is entitled to receive under the Pension Plan as of the date of his termination of employment; (c) in certain circumstances, COBRA coverage for eighteen months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options.  Substantially all of the payments and benefits are conditioned upon such Named Officer's execution, delivery and non-revocation of a general release in favor of Center Bancorp and related parties.

General

The employment agreement for Ms. Wunder contains a "gross up" provision which provides for additional payments in the event that any amounts payable or benefits provided to her pursuant to her employment agreement are subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code. The agreements for Messrs. Weagley, Abrahamian and Shapiro provide for a reduction in benefits if necessary to assure that the compensation payable thereunder is not subject to such excise taxes.

Had Mr. Weagley, Mr. Abrahamian, Ms. Wunder or Mr. Shapiro been involuntarily terminated as of December 31, 2008 in connection with a Change in Control Event, the approximate amounts that Mr. Weagley and Ms. Wunder would have been entitled to receive under their respective employment agreements, and the approximate amounts that Mr. Abrahamian and Mr. Shapiro would have been entitled to receive under their respective change in control agreements, based upon their compensation for 2008 and disregarding any restrictions on severance payments applicable while we remain a participant in the TARP Capital Purchase Program, are:  for Mr. Weagley: $885,000; for Ms. Wunder: $724,000; for Mr. Abrahamian: $575,000; and for Mr. Shapiro: $536,000.  Mr. Weagley also would have been entitled to the same approximate amount had his employment been involuntarily terminated as of December 31, 2008 other than in connection with a Change in Control Event.  Had Ms. Wunder been involuntarily terminated as of December 31, 2008 other than in connection with a Change in Control Event, the estimated amount that she would have been entitled to, based upon her compensation for 2008, is $358,000.  Had Mr. Abrahamian or Mr. Shapiro been involuntarily terminated as of December 31, 2008 other than in connection with a Change in Control Event, they would not have been entitled to severance and other separation benefits under their respective change in control agreements.

Compensation of Directors

The following table sets forth certain information regarding the compensation we paid to our directors during that portion of 2008 in which they served on our Board. Certain members of the Board named below served on our Board for only a portion of 2008.  Messrs. Lomakin and Schiller ceased serving on the Board in May 2008; and Mr. Malinowski ceased serving on the Board in January 2008. Howard Kent and Elliot Kramer joined the Board on February 28, 2008. Nicholas Minoia joined the Board effective January 1, 2009 and accordingly did not receive any compensation with respect to 2008. None of our directors received stock awards during 2008 or any compensation under any non-equity incentive plan.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	Total ($) (e)
Alexander Bol	38,400	10,759	(29,439)	19,720
Hugo Barth, III	20,500	10,759	(53,869)	22,610
Brenda Curtis	20,800	10,759	(50,924)	19,365
John DeLaney	20,800	10,759	(3,110)	28,450
James J. Kennedy	21,300	10,759	(9,118)	22,941
Howard Kent	21,733	10,759	—	32,492
Elliot I. Kramer	17,233	10,759	—	27,992
Paul Lomakin, Jr.	11,500	—	(68,425)	(56,925)
Eugene V. Malinowski	—	—	—	—
Harold Schechter	19,300	10,759	(848)	29,211
Herbert Schiller	8,800	—	(66,827)	(58,027)
Lawrence Seidman	26,500	10,759	(1,093)	36,166
William Thompson	24,100	10,759	(11,533)	23,326
Raymond Vanaria	26,900	10,759	(1,057)	36,602

In the table above:

•
when we refer to “Fees Earned or Paid in Cash” in column "b", we are referring to all cash fees that we paid or were accrued in 2008, including annual retainer fees, committee and /or chairmanship fees and meeting fees;

•	when we refer to “option awards” in column "c", we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123R;

•	the grant date fair value for each of the option awards made to our directors during 2008 was $3.10 per share;

•
the aggregate number of option awards outstanding for each director at December 31, 2008 were for Mr. Bol, 4,299 shares; Mr. Barth, 8,516 shares; Ms. Curtis, 8,516 shares; Mr. DeLaney, 868 shares; Mr. Kennedy, 48,406 shares; Mr. Kent, 0 shares; Mr. Kramer, 0 shares; Mr. Lomakin, 0 shares; Mr. Malinowski, 0 shares; Mr. Schechter, 0 shares; Mr. Schiller, 0 shares; Mr. Seidman, 0 shares; Mr. Thompson, 2,604 shares; and Mr. Vanaria, 0 shares;

•
when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2007 year-end financial statements to the measurement date used for preparing our 2008 year-end financial statements; and

•	the directors did not receive any nonqualified deferred compensation earnings during 2008.

The table above does not include fees paid during 2008 to Mr. Bol’s architectural firm (less than $34,000 during 2008) or Mr. DeLaney's law firm (less than $22,000 during 2008).

1993 Outside Director Stock Option Plan

Our 1993 Outside Director Stock Option Plan was adopted in order to attract and retain qualified directors. Pursuant to our 1993 Outside Director Stock Option Plan, each non-employee member of our Board received a one-time stock option covering 36,181 shares of our common stock (as adjusted for stock splits and stock dividends).  These options become exercisable in three installments, commencing one year after the date of grant, at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Such options may not be exercised more than ten years after their date of grant.  No options were permitted to be granted under our 1993 Outside Director Stock Option Plan after November 17, 2003.

We initially had 569,876 shares of our common stock authorized for issuance under our 1993 Outside Director Stock Option Plan (as adjusted for stock splits and stock dividends).

2003 Non-Employee Director Stock Option Plan

Our 2003 Non-Employee Director Stock Option Plan was adopted in order to attract and retain qualified directors.  Our 2003 Non-Employee Director Stock Option Plan initially provided that on June 1 of each year, directors who served continuously on our Board during the twelve months immediately preceding such date and who were not employed by us or any of our subsidiaries during that twelve month period would be granted a stock option covering 3,000 shares of common stock.  These options will vest over a four year period, subject to acceleration in certain instances.  For an eligible director who remained on our Board for the first five years of our 2003 Non-Employee Director Stock Option Plan, the operation of the Plan as initially adopted would be as follows:

Date	Effect

June 1, 2004	An option covering 3,000 shares is granted; we will refer to this option as "Option A"; no shares are purchasable under Option A.

June 1, 2005	An option covering 3,000 shares is granted; we will refer to this option as "Option B"); 750 shares are purchasable under Option A; and no shares are purchasable under Option B.

June 1, 2006
An option covering  3,000 shares is granted; we will refer to this option as "Option  C"; 1,500 shares are purchasable under Option A; 750 shares are purchasable under  Option B; and no shares are purchasable under Option C.

June 1, 2007
An option covering  3,000 shares is granted;  we will refer to this option as "Option  D"; 2,250 shares are purchasable under Option A; 1,500 shares are purchasable  under Option B; 750 shares are purchasable under Option C; and no shares are  purchasable under Option D.

June 1, 2008
An  option covering 3,000 shares is granted; we will refer to this option as "Option  E"; 3,000 shares are purchasable under Option A; 2,250 shares are purchasable  under Option B; 1,500 shares are purchasable under Option C; 750 shares are  purchasable under Option D; and no shares are purchasable under Option E.

During 2004, 2005, 2006 and 2007, after giving effect to stock splits and stock dividends, we granted options covering 3,308, 3,473, 3,473 and 3,473 shares, respectively, to each non-employee member of our Board pursuant to our 2003 Non-Employee Director Stock Option Plan.  On February 28, 2008, our Board adopted amendments to the 2003 Non-Employee Director Stock Option Plan providing that options covering 3,473 shares would be granted on March 1 of each year, commencing March 1, 2008, to directors who served continuously on our Board during the six months immediately preceding such date and who were not employed by us or any of our subsidiaries during that six month period. No changes were made to the vesting provisions of the 2003 Non-Employee Director Stock Option Plan.

All of the options granted in 2004, three quarters of the options granted in 2005, one half of the options granted in 2006, one quarter of the options granted in 2007 and one quarter of the options granted in 2008 will be exercisable on or before April 1, 2009. We initially had 551,250 shares of our common stock authorized for issuance under our 2003 Non-Employee Director Stock Option Plan (as adjusted for stock splits and stock dividends) and 470,404 shares remained available for grant as of January 1, 2009.

There are no fees paid to any director of Center Bancorp for any meeting of the Center Bancorp Board of Directors. The chairman of the Audit Committee and the chairman of the Compensation Committee receive $500 for each committee meeting attended.  Members of the Audit Committee and the Compensation Committee receive $300 for each committee meeting attended. Alexander A. Bol, Chairman of the Board of Union Center National Bank, receives a $15,000 annual retainer and $900 for each meeting of Union Center National Bank’s Board that he attends.  All other directors of Union Center National Bank who are not officers of that Bank receive a $7,000 annual retainer and $900 for each meeting of the Union Center National Bank Board that they attend.

Under the Union Center National Bank Directors' Retirement Plan, or "Directors' Retirement Plan”, in effect since July 1, 1998, each non-employee member of the Board who completed at least 15 years of service as a member of the Board (including service on the Board prior to July 1, 1998), and who retired from the Board after having attained age 70, will be paid an annual retirement benefit of $8,500, payable monthly, commencing on his or her date of retirement and continuing for 180 payments.  In the event that a director dies before receiving his or her entire benefit, the balance of such benefit will continue to be paid to the director's surviving spouse until the earlier of such spouse's death or the payment of all 180 such monthly installments.  We have established a trust to set aside funds to help meet our obligations under the Directors' Retirement Plan.  While the assets of the trust will generally be used to pay benefits to participants and beneficiaries of the Directors' Retirement Plan in accordance with the terms of the Directors' Retirement Plan, the assets of the trust are subject to the claims of our general creditors in certain circumstances.  During 2008, each participant of the Directors' Retirement Plan was permitted to elect to receive the remainder of his or her benefit in a single lump sum payable during 2009.  As a result of those elections, all but one retired participant elected to receive a lump sum distribution.  None of our current directors participate in the Directors' Retirement Plan which was discontinued during 2008.

No deferrals were made by any of our directors during 2008 under our Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, or DCP, described previously in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., Lawrence B. Seidman and William A. Thompson. Of the persons named, only Mr. Bol has served as an officer and/or employee of Center Bancorp or Union Center National Bank. Mr. Weagley participates in determinations regarding compensation of all employees other than himself.

Directors and former directors Hugo Barth III, Alexander A. Bol, Howard Kent, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller, William A. Thompson and Raymond Vanaria and certain of our officers and their associates have had loan transactions with Union Center National Bank in the ordinary course of business during 2008. All such transactions with these directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of such transactions for comparable persons not related to us or Union Center National Bank and did not involve more than a normal risk of collectibility or present other unfavorable features.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Disclosure and Analysis” set forth above.  Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Disclosure and Analysis” be included in this proxy statement.

Alexander A. Bol
Brenda Curtis
John J. DeLaney
Lawrence B. Seidman
William A. Thompson

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter was attached to the 2007 proxy statement as Annex A; the charter is not presently included on our Web site.

Authority, Processes and Procedures.   Our Compensation Committee is responsible for administering our equity compensation plans, for establishing the compensation of our president and chief executive officer and for recommending to the Board the compensation of our other executive officers.  Our Compensation Committee also establishes policies and monitors compensation for our employees in general.  While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Weagley participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants.  Our Compensation Committee is entitled to engage compensation consultants to assist it in carrying out its duties.  In prior years, compensation consultants have  provided recommendations regarding the forms and amounts of compensation of our president and chief executive officer as well as our other executive officers, including salary levels, bonus amounts and related performance targets, equity awards and long-term compensation arrangements. The Committee has also retained consulting firms to provide comparisons of our compensation practices to those of comparable financial institutions. However, the Compensation Committee did not utilize the services of consultants during 2008.

Audit Committee Matters

Charter.  Our Board of Directors has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board of Directors has defined the duties of its Audit Committee in a charter.  We attached a copy of the charter to the 2007 proxy statement as Annex B; the charter is not presently included on our Web site.

Independence of Audit Committee Members.  Our common stock is listed on the Nasdaq Global Select Market and Center Bancorp is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules and under the SEC's Rule 10A-3.

Audit Committee Financial Expert. Our Board of Directors has determined that one of the members of the Audit Committee, Raymond Vanaria, constitutes an "audit committee financial expert", as such term is defined by the SEC. As noted above, Mr. Vanaria - as well as the other members of the Audit Committee - has been determined to be "independent".

Audit Committee  Report.  In connection with the preparation and filing of Center Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008:

(1) the Audit Committee reviewed and discussed the audited financial statements with our management;

(2) the Audit Committee discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended;

(3) the Audit Committee received and reviewed the written disclosures and the letter from our independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with our independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4) based on the review and discussions referred to above,  the Audit Committee recommended to our Board that the audited  financial  statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

By: The Audit Committee of the Board of Directors

James J. Kennedy
Howard Kent
Elliot Kramer
Harold Schechter
William Thompson
Raymond Vanaria

Accounting Fees and Other Accounting Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our principal independent accountant is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

Audit Fees. Audit fees billed or expected to be billed to us by our principal independent accountant for the audit of the financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2007 and 2008, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q during 2007 and 2008, totaled $234,363 and $238,321, respectively.

Audit-Related Fees. A total of $15,712 and $30,887 in Audit-related fees was billed for fiscal years 2007 and 2008, respectively. Such services are defined as services which are reasonably related to the performance of the audit or review of our financial statements but are not reported under the immediately preceding paragraph.

Tax Fees. We were billed an aggregate of $41,025 and $15,387 by our principal independent accountant for the fiscal years ended December 31, 2007 and 2008, respectively, for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees. We were billed $0 and $0 by our principal independent accountant for the fiscal years ended December 31, 2007 and 2008, respectively, for all services not covered in the immediately three preceding paragraphs.

Other  Matters.  The  Audit Committee has determined that the provision of all services provided by our principal independent accountant during the years ended December 31, 2007 and December 31, 2008 is compatible with maintaining the independence of our principal independent accountant.

Nominating Committee Matters

Independence of Nominating Committee Members.  All members of the Nominating Committee of our Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace rules.

Procedures for Considering Nominations Made by Shareholders.  The Nominating Committee's charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to our corporate Secretary at the principal executive offices of Center Bancorp not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.  The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

o	must satisfy any legal requirements applicable to members of the Board;

o	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

o	must have a reputation, in one or more of the communities serviced by Center Bancorp and its subsidiaries, for honesty and ethical conduct;

o	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

o
must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders.  The Nominating Committee's charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

o	a review of the information provided to the Nominating Committee by the proponent;

o	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

o	a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations.  In connection with the 2009 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of our common stock for at least one year.

Charter.  Our Board of Directors has defined the duties of its Nominating Committee in a charter. A copy of the Nominating Committee’s charter was attached to the 2007 proxy statement as Annex C; the charter is not presently included on our Web site.

Code of Ethics

We are required to disclose whether we have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  We have adopted such a code of ethics and have posted a copy of the code on our internet website at the internet address:  http://www.ucnb.com.  Copies of the code may be obtained free of charge from our website at the above internet address.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than 10% of a registered class of the equity securities of Center Bancorp to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. As a result of the adoption of the Sarbanes-Oxley Act of 2002, the reporting obligations with respect to certain transactions were accelerated to 48 business hours after the transaction. Based solely upon a review of such reports furnished to us, we believe that all such Section 16(a) reports were timely filed with respect to the year ended December 31, 2008, except that director James J. Kennedy on two separate occasions in June and November 2008 inadvertently reported stock purchases up to two days late; director Lawrence Seidman inadvertently reported one stock purchase two days late in October 2008; director Howard Kent on four separate occasions in May (two filings), June and September 2008 inadvertently reported stock purchases several days late; Mr. Kent and Elliot Kramer having first been elected to our Board in February 2008, filed their initial statement of beneficial ownership eight to ten days late; Mr. Kramer inadvertently reported a stock purchase six days late in March 2008; Alexander Bol on two separate occasions in August and September 2008 inadvertently reported stock purchases several days late; and A Richard Abrahamian, Ronald Shapiro and William Boylan, having first been appointed as officers of Center in April, June and July 2008, respectively, filed their initial statements of beneficial ownership up to three months late.

PROPOSAL TWO

APPROVAL OF THE CENTER BANCORP, INC.
2009 EQUITY INCENTIVE PLAN

General

On March 26, 2009, our board of directors adopted the Center Bancorp, Inc. 2009 Equity Incentive Plan (the “2009 Plan”), subject to the approval of our shareholders.

The general purpose of the 2009 Plan is to provide an incentive to our officers, employees and consultants, including the officers, employees and consultants of our subsidiaries, by enabling them to share in the future growth of our business.  Our board of directors believes that the granting of stock options, restricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

The board also believes that the 2009 Plan will advance our interests by enhancing our ability to (a) attract and retain officers, employees and consultants who are in a position to make significant contributions to our success; (b) reward our officers, employees and consultants for these contributions; and (c) encourage our officers, employees and consultants to take into account our long-term interests through ownership of our shares.

As of December 31, 2008, 225,344 shares of our common stock remained available for issuance under our 1999 Stock Incentive Plan.  Since the 1999 Stock Incentive Plan (the “1999 Plan”) will expire on April 13, 2009, approval of the 2009 Plan will ensure that we can continue to provide equity-based incentives to our officers, employees and consultants.

Description of the 2009 Equity Incentive Plan

The following description of the principal terms of the 2009 Plan is a summary and is qualified in its entirety by the full text of the 2009 Plan, which is attached as Appendix A to this proxy statement.

Administration.  The 2009 Plan will be administered by the Compensation Committee of our Board of Directors.  The Compensation Committee may grant options to purchase shares of our common stock, as well as restricted or unrestricted shares of our common stock and restricted stock units payable in shares of our common stock.  The Compensation Committee also has authority to determine the terms and conditions of each option or other kind of equity award and adopt, amend and rescind rules and regulations for the administration of the 2009 Plan.  No options or other awards may be made under the 2009 Plan after March 26, 2019, but the 2009 Plan will continue thereafter while previously granted options or stock awards remain subject to the 2009 Plan.  The Compensation Committee is authorized to “re-price” an option granted under the 2009 Plan if, within twelve months after the grant date of such option, the option’s exercise price exceeds the fair market value of our common stock by more than 100%.

Eligibility.  Persons eligible to receive options or other awards under the 2009 Plan are those officers, employees and consultants of our company and its subsidiaries who, in the opinion of the compensation committee, are in a position to contribute to our success.  Directors of our board who are not also employees of our company are not eligible to receive options or other stock awards under the 2009 Plan.  As of March 15, 2009, we had 165 employees, including seven executive officers.

Shares Subject to the 2009 Plan.  The aggregate number of shares of our common stock available for issuance in connection with options and other awards granted under the 2009 Plan will be 400,000 shares, subject to customary adjustments for stock splits, stock dividends or similar transactions.  If any option granted under the 2009 Plan terminates or expires without having been exercised in full or if any award is forfeited, the number of shares of our common stock as to which such option or award was forfeited will be available for future grants under the 2009 Plan.  No officer, employee or consultant may receive options relating to more than 100,000 shares of our common stock in the aggregate in any calendar year.

Terms and Conditions of Options.  Options granted under the 2009 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code.  The Compensation Committee will determine the exercise price of options granted under the 2009 Plan.  The exercise price of options must, however, be at least equal to the fair market value per share of our common stock as of the date of grant (or 110% of fair market value in the case of incentive options granted to a ten-percent shareholder).  No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent shareholder) from the date of grant.  Options issued under the 2009 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant.

The Compensation Committee has the authority to re-price options in certain limited circumstances. The Compensation Committee may reduce the exercise price of any option to the then current fair market value if the fair market value of our common stock covered by such option declines by 50% from the date of grant to the date that is one year after the date of grant.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) a combination of these methods.  The Compensation Committee is also authorized to establish a cashless exercise program.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient.  Unless otherwise determined by the Compensation Committee, options that are exercisable at the time of a recipient’s termination of service with us will continue to be exercisable for three months (twelve months if the optionee terminates service due to death or disability).

Restricted Stock Awards and Restricted Stock Unit Awards.  The Compensation Committee may also grant a restricted stock award and/or a restricted stock unit award to any eligible officer, employee or consultant.  Under a restricted stock award, shares of our common stock that are the subject of the award are generally subject to restrictions on transfer to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved.  The Compensation Committee will determine the restrictions and vesting terms of each stock award.  Shares of our common stock that are subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse.  Unless otherwise determined by the Compensation Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period.  Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

The recipient of a restricted stock unit award will be entitled to receive a number of our shares of common stock that is equal to the number of units granted if and when the units vest.  Vesting conditions may be based on the recipient's continued service with our company or upon achievement of performance goals established by the compensation committee.  The Compensation Committee may provide that cash dividend equivalents with respect to restricted stock units may be paid during, or may be accumulated and paid at the end of, the applicable vesting period.

To the extent that the Compensation Committee grants restricted stock awards and/or restricted stock unit awards that are subject to the satisfaction of performance goals specified by the Compensation Committee (“performance awards”), the Compensation Committee shall establish the specified levels of performance goals.  Performance goals may be weighted for different factors and measures.  The Compensation Committee will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other similar circumstances deemed appropriate by the compensation committee.  The Compensation Committee may also increase or decrease a stock award to any individual, except that, an award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code, may not be increased.  The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

If stock awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to our company as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the committee deems appropriate and, if the committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; or (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Unrestricted Stock Awards.  The Compensation Committee may grant unrestricted stock awards to any eligible officer, employee or consultant.  Unrestricted shares do not require any payment by the recipient and are not subject to forfeiture or transfer restrictions (except to the extent imposed by law).

Effect of a Change of Control. In the event of a “change in control”, our board may take one or more of the following actions: (i) cause any or all outstanding options to become vested and immediately exercisable; (ii) cause any or all outstanding restricted stock or restricted stock units to become vested; (iii) cancel any option in exchange for a substitute option; (iv) cancel any restricted stock or restricted stock units in exchange for restricted stock of or restricted stock units for the stock of any successor corporation; (v) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share of our common stock on the date of the change in control; (vi) cancel any option in exchange for cash and/or other substitute consideration with a value equal to the number of shares of our common stock subject to that option, multiplied by the difference, if any, between the fair market value of a share of our common stock on the date of the change in control and the exercise price of that option (or cancel the option without any payment if the exercise price exceeds the fair market value); or (vii) cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value of a share of our common stock on the date of the change in control.  A “change in control” will generally occur for purposes of the 2009 Plan in the event of (a) a consolidation or merger of our company if our company is not the continuing or surviving corporation, (b) the sale or transfer of substantially all of our company’s assets, (c) the liquidation or dissolution of our company, (d) the acquisition by any person, corporation or entity of 50% or more of our company's outstanding voting securities, or (e) the failure of the current members of our board of directors and any successors thereto who are approved by a vote of at least two-thirds of the current directors, to constitute a majority of our board of directors.

Amendment.  Our Board may at any time amend the 2009 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of the shareholders, our Board may not (a) increase the number of shares of our common stock available under the 2009 Plan, (b) change the group of individuals eligible to receive options or other awards, or (c) extend the term of the 2009 Plan.

Federal Income Consequences

Following is a summary of the federal income tax consequences of options and other stock award grants under the 2009 Plan.  Optionees and recipients of other awards granted under the 2009 Plan are advised to consult their personal tax advisors before exercising an option or award or disposing of any stock received pursuant to the exercise of an option or award.  In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently.  However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2009 Plan, nor will our company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option, an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price.  Our company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year.  We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction.  In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender.  However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise.  However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise.  If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price).  Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income.  If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price.  The remainder of the gain will be treated as long-term capital gain if the stock has been held for more than a year.  If an optionee makes a disqualifying disposition, our company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender.  However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or within one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax.  The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise.  However, as a general rule, the amount by which the fair market value of our common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed.  As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Restricted Stock Awards and Restricted Stock Units

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our company upon the grant of a restricted stock award.  At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our company generally will be entitled to a corresponding deduction equal to the fair market value of our common stock at that time.  If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time.  If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest.  The amount of the income will be equal to the fair market value of the shares of our common stock issued at that time, and our company will be entitled to a corresponding deduction.  The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee.  It is possible that compensation attributable to grants under the 2009 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.  Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.  In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the shareholders; (iii) the award is granted by a committee comprised solely of “outside directors;” and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, we will require each recipient of an option or other award under the 2009 Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Other Awards

The grant of options and other awards under the 2009 Plan is discretionary, and we cannot determine now the number or type of options to be granted in the future to any particular person or group.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal Two.

Option Grants

The grant of options under the 2009 Plan is discretionary, and the Company cannot determine now the number or type of options or other awards to be granted in the future to any particular person or group.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE CENTER BANCORP, INC. 2009 EQUITY INCENTIVE PLAN.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

On February 17, 2009, President Obama signed the Stimulus Act into law.  The Stimulus Act contains a requirement that those financial institutions, like the Company, which have sold preferred stock and issued warrants to the U.S. Department of the Treasury under the Capital Purchase Program permit a separate and non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC has issued guidance that requires participants in the Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long- term interests of shareholders. Consistent with the objective of aligning the compensation of the Company's executive officers with the annual and long-term performance of the Company and the interests of the Company's shareholders, the Company did not pay any bonuses to the Company's Named Officers for 2006 or 2007 (other than certain sign-on bonuses paid in 2007) and paid only limited bonuses for 2008.

Shareholders are encouraged to carefully review the "Executive Compensation" section of this Proxy Statement for a detailed discussion of the Company's executive compensation program.

As required by the Stimulus Act and the guidance provided by the SEC, the Board of Directors has authorized a non-binding shareholder vote on the compensation of the Company's executives as disclosed herein pursuant to the compensation rules of the SEC (which disclosure includes the Compensation Disclosure and Analysis provided herein, the compensation tables provided herein and any related materials). This proposal, commonly known as a "Say on Pay" proposal, gives the Company's shareholders the opportunity to endorse or not endorse the compensation paid to the Company's executives through the following resolution:

"Resolved, that the shareholders of Center Bancorp, Inc. approve the compensation of the Company's executives, as described in the Company's Proxy Statement for the 2009 Annual Meeting of Shareholders."

Vote Required; Effect

Approval of the compensation of the Company's executives will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether such compensation is approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL 3.

INDEPENDENT PUBLIC AUDITORS

The Audit Committee of our Board of Directors has appointed Beard Miller Company LLP, or Beard Miller, to perform the function of independent public auditors for the year ending December 31, 2009. Representatives of Beard Miller are expected to attend our annual meeting and will be available to respond to appropriate questions of shareholders. Such representatives will have an opportunity to make a statement at the annual meeting if they so desire.

SHAREHOLDER MATTERS

If a shareholder intends to present a proposal at our 2010 Annual Meeting of shareholders, the proposal must be received by us at our principal executive offices not later than December 17, 2009 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by February 25, 2010 in order for the proposal to be considered at our 2009 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting).  Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting.  For a description of procedures for nominations to be submitted by shareholders, see “Nominating Committee Matters.”

Our Board has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Chairman of the Board of Center Bancorp and should be sent to such individual c/o Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board, upon the Chairman's receipt of such a communication, our corporate Secretary will send a copy of such communication to each member of our Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of our Board held more than two days after such communication has been distributed, our Board will consider the substance of any such communication.

Our Board members are encouraged, but not required by any specific Board policy, to attend Center Bancorp’s annual meeting of shareholders. All of the then current members of our Board attended our 2008 annual meeting of shareholders.

OTHER MATTERS

Our Board is not aware that any other matters are to be presented for action, but if any other matters properly come before the Annual Meeting, or any adjournments thereof, the holder of any proxy is authorized to vote thereon at his or her discretion.

A copy of the Annual Report of Center Bancorp and Union Center National Bank for the year ended  December  31,  2008 is being mailed to shareholders with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 (EXCLUDING EXHIBITS) WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER MAKING A WRITTEN REQUEST FOR THE SAME TO RICHARD ABRAHAMIAN, CHIEF FINANCIAL OFFICER, CENTER BANCORP, INC., 2455 MORRIS AVENUE, UNION, NEW JERSEY 07083.

By Order of the Board of Directors

Anthony C. Weagley
President and Chief Executive Officer
Dated: April 17 , 2009

APPENDIX A

CENTER BANCORP, INC.

2009 EQUITY INCENTIVE PLAN

1.           Purposes of the Plan.  The purposes of this Center Bancorp, Inc. 2009 Equity Incentive Plan (the “Plan”) are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees and Consultants, and to promote the success of the Company and any Parent or Subsidiary.  Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.  Stock Awards and Unrestricted Shares may also be granted under the Plan.

2.           Definitions.  As used herein, the following definitions shall apply:

 “Administrator” means a Committee which has been delegated the responsibility of administering the Plan in accordance with Section 4 of the Plan or, if there is no such Committee, the Board.

 “Applicable Laws” means the requirements relating to the administration of equity compensation plans under the applicable corporate and securities laws of any of the states in the United States, U.S. federal securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

 “Award” means an Option, a Stock Award or the grant of Unrestricted Shares.

 “Board” means the Board of Directors of the Company.

“Cause”, with respect to any Service Provider, means, unless otherwise specifically defined in an Option Agreement or Stock Award Agreement, such Service Provider’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on, or misappropriation of any funds or property of, the Company or any Parent or Subsidiary; (iii) personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Service Provider’s duties; (v) chronic use of alcohol, drugs or other similar substances which affects the Service Provider’s performance of services; or (vi) material breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Service Provider for the benefit of the Company or any Parent or Subsidiary, all as reasonably determined by the Committee, which determination will be conclusive.  Notwithstanding the foregoing, if a Service Provider and the Company (or a Parent or Subsidiary) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Service Provider, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement

“Change in Control” means:

(a)           the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(b)           the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate; or

(c)           an approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(d)           any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than any benefit plan sponsored by the Company or any of its Subsidiaries) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company (“Voting Securities”) representing fifty percent or more of the combined voting power of the Company’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

(e)           the individuals (A) who, as of the date on which this Plan is first adopted by the Board, constitute the Board (the “Original Directors”) and (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two thirds of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (C) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two thirds of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

 “Code” means the Internal Revenue Code of 1986, as amended.

 “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

 “Common Stock” means the common stock of the Company.

 “Company” means Center Bancorp, Inc., a New Jersey corporation.

 “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity, other than an Employee or a Director.

 “Director” means a member of the Board.

 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

 “Employee” means any person, including officers and Directors, serving as an employee of the Company or any Parent or Subsidiary.  An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or any successor.  For purposes of an Option initially granted as an Incentive Stock Option, if a leave of absence of more than three months precludes such Option from being treated as an Incentive Stock Option under the Code, such Option thereafter shall be treated as a Nonstatutory Stock Option for purposes of this Plan.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)           if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Fair Market Value of a Share of Common Stock shall be the closing sales price of a Share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)           if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)           if neither clause (i) above nor clause (ii) above applies, the Fair Market Value shall be determined in good faith by the Administrator based on the reasonable application of a reasonable valuation method.

 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

 “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option grant, Stock Award grant or grant of Unrestricted Shares.  The Notice of Grant applicable to Stock Options shall be part of the Option Agreement.

 “Option” means a stock option granted pursuant to the Plan.

 “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

 “Optioned Stock” means the Common Stock subject to an Option.

 “Optionee” means the holder of an outstanding Option granted under the Plan.

  “Parent” means a “parent corporation” of the Company (or, in the context of Section 15(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(e) of the Code.

 “Participant” shall mean any person who holds an Option, Restricted Stock, a Stock Award or Unrestricted Shares granted or issued pursuant to the Plan.

“Restricted Stock” means Shares that are subject to restrictions pursuant to Section 11 hereof.

“Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 12 hereof.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to such Rule 16b-3, as such rule is in effect when discretion is being exercised with respect to the Plan.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Service Provider” means an Employee or Consultant.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Award” means an Award of Shares pursuant to Section 11 of the Plan or an award of Restricted Stock Units pursuant to Section 12 of the Plan.

“Stock Award Agreement” means an agreement, approved by the Administrator, providing the terms and conditions of a Stock Award.

“Stock Award Shares” means Shares subject to a Stock Award.

“Stock Awardee” means the holder of an outstanding Stock Award granted under the Plan

“Subsidiary” means a “subsidiary corporation” of the Company (or, in the context of Section 15(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(f) of the Code.

 “Unrestricted Shares” means a grant of Shares made on an unrestricted basis pursuant to Section 14 of the Plan.

3.           Stock Subject to the Plan.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 400,000 Shares.  The Shares may be authorized but unissued, or reacquired, shares of Common Stock.  If an Option expires or becomes unexercisable without having been exercised in full or is canceled or terminated, or if any Shares of Restricted Stock or Shares underlying a Stock Award are forfeited, the Shares that were subject thereto shall be added back to the Shares available for issuance under the Plan.

4.           Administration of the Plan.

(a)	Procedure.

(i)           Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)           Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(iii)           Rule 16b-3.  If the Company is subject to Section 16(b), the transactions contemplated hereunder shall (from the date that the Company is first subject to Section 16(b)), be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)           Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)         Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)         to determine the Fair Market Value;

(ii)         to select the Service Providers to whom Options, Stock Awards and Unrestricted Shares may be granted hereunder;

(iii)           to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)         to approve forms of agreement for use under the Plan;

(v)         to determine the terms and conditions, not inconsistent with the terms of the Plan or of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture provisions, and any restriction or limitation regarding any Option or Stock Award, or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)         to construe and interpret the terms of the Plan, Awards granted pursuant to the Plan and agreements entered into pursuant to the Plan;

(vii)           to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)           to modify or amend each Award (subject to Section 19(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(ix)         to allow grantees to satisfy withholding tax obligations by having the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level.  The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All determinations to have Shares withheld for this purpose shall be made by the Administrator in its discretion;

(x)         to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined by 50% from the date of grant to the date that is one year after the date of grant;

(xi)         to authorize any person to execute on behalf of the Company any agreement entered into pursuant to the Plan and any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xii)           to make all other determinations deemed necessary or advisable for administering the Plan.

(c)         Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all holders of Awards and Restricted Stock.  None of the Board, the Committee or the Administrator, nor any member or delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

5.           Eligibility.  Nonstatutory Stock Options, Stock Awards and Unrestricted Shares may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.  Notwithstanding anything contained herein to the contrary, an Award may be granted to a person who is not then a Service Provider; provided, however, that the grant of such Award shall be conditioned upon such person becoming a Service Provider at or prior to the time of the execution of the agreement evidencing such Award.

6.           Limitations.

(a)         Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, if a single Employee becomes eligible in any given year to exercise Incentive Stock Options for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess shall be treated as Nonstatutory Stock Options.  In the previous sentence, “Incentive Stock Options” include Incentive Stock Options granted under any plan of the Company or any Parent or any Subsidiary.  For the purpose of deciding which Options apply to Shares that “exceed” the $100,000 limit, Incentive Stock Options shall be taken into account in the same order as granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)         Neither the Plan nor any Award nor any agreement entered into pursuant to the Plan shall confer upon a Participant any right with respect to continuing the grantee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, for any reason or no reason.

(c)         No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 100,000 Shares (subject to adjustment in accordance with Section 15).

7.           Term of the Plan.  Subject to Section 22 of the Plan, the Plan shall become effective upon its adoption by the Board.  It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

8.           Term of Options.  The term of each Option shall be stated in the applicable Option Agreement.  In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the applicable Option Agreement.  However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns, directly or indirectly, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the applicable Option Agreement.

9.           Option Exercise Price; Exercisability.

(a)         Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share as of the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share as of the date of grant, or

(b)         Exercise Period and Conditions.  At the time that an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

10.           Exercise of Options; Consideration.

(a)         Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.  Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence.  An Option may not be exercised for a fraction of a Share.  An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and Section 10(e) of the Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Optionee.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.  Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)         Termination of Relationship as a Service Provider.  If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability or upon a termination of such Optionee’s employment with Cause, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement and except as otherwise provided in Sections 10(c), 10(d) and 10(e) of this Plan, the Option shall remain exercisable for a period of 90 days following the Optionee’s termination (but in no event later than the expiration of the term of such Option).  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option in full within the time specified by the Administrator, the unexercised portion of the Option shall terminate, and the Shares covered by such unexercised portion of the Option shall revert to the Plan.  An Optionee who changes his or her status as a Service Provider (e.g., from being an Employee to being a Consultant) shall not be deemed to have ceased being a Service Provider for purposes of this Section 10(b), nor shall a transfer of employment among the Company and any Subsidiary be considered a termination of employment; however, if an Optionee owning Incentive Stock Options ceases being an Employee but continues as a Service Provider, such Incentive Stock Options shall be deemed to be Nonstatutory Options three months after the date of such cessation.

(c)         Disability of an Optionee.  If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for one year following the Optionee’s termination (but in no event later than the expiration of the term of such Option).  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option in full within the time specified herein, the unexercised portion of the Option shall terminate, and the Shares covered by such unexercised portion of the Option shall revert to the Plan.

(d)         Death of an Optionee.  If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for one year following the Optionee’s death ((but in no event later than the expiration of the term of such Option).  If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If the Option is not so exercised in full within the time specified herein, the unexercised portion of the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan.

(e)         Termination for Cause. If a Service Provider’s relationship with the Company is terminated for Cause, then, unless otherwise provided in such Service Provider’s Option Agreement, such Service Provider shall have no right to exercise any of such Service Provider’s Options at any time on or after the effective date of such termination.

(f)         Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration may consist any of the following as determined by the Administrator from time to time:

(i)         cash;

(ii)         check;

(iii)           Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)         consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, including any net-settlement or broker-assisted cashless exercise program;

(v)         any combination of the foregoing methods of payment; or

(vi)         such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

11.           Stock Awards.  The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price as it determines) Shares to any Service Provider subject to such terms and conditions as the Administrator sets forth in a Stock Award Agreement evidencing such grant.  Stock Awards may be granted or sold in respect of past services or other valid consideration or in lieu of any cash compensation otherwise payable to such individual.  The grant of Stock Awards under this Section 11 shall be subject to the following provisions:

(a)         At the time a Stock Award under this Section 11 is made, the Administrator shall establish a vesting period (the “Restricted Period”) applicable to the Stock Award Shares subject to such Stock Award.  The Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives.  None of the Stock Award Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such Stock Award Shares or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Stock Award Shares.

(b)         The Company shall issue, in the name of each Service Provider to whom Stock Award Shares have been granted, stock certificates representing the total number of Stock Award Shares granted to such person, as soon as reasonably practicable after the grant.  The Company, at the direction of the Administrator, shall hold such certificates, properly endorsed for transfer, for the Stock Awardee’s benefit until such time as the Stock Award Shares are forfeited to the Company, or the restrictions lapse.

(c)         Unless otherwise provided by the Administrator, holders of Stock Award Shares shall have the right to vote such Shares and have the right to receive any cash dividends with respect to such Shares.  All distributions, if any, received by a Stock Awardee with respect to Stock Award Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the restrictions of this Section 11.

(d)         Any Stock Award Shares granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee voluntarily terminates employment with the Company or its subsidiaries or resigns or voluntarily terminates his consultancy arrangement or directorship with the Company or its subsidiaries, or if the Stock Awardee’s employment or the consultant’s consultancy arrangement or directorship is terminated for Cause prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Stock Award Shares.  Upon such forfeiture, the Stock Award Shares that are forfeited shall be retained in the treasury of the Company and be available for subsequent awards under the Plan.  If the Stock Awardee’s employment, consultancy arrangement or directorship terminates for any other reason, the Stock Award Shares held by such person shall be forfeited, unless the Administrator, in its sole discretion, shall determine otherwise.

(e)         Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Stock Award Shares shall lapse and, at the Stock Awardee’s request, a stock certificate for the number of Stock Award Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Stock Awardee or his beneficiary or estate, as the case may be.

12.           Restricted Stock Units.  The Committee may, in its sole discretion, grant Restricted Stock Units to a Service Provider subject to such terms and conditions as the Committee sets forth in a Stock Award Agreement evidencing such grant.  “Restricted Stock Units” are Awards denominated in units evidencing the right to receive Shares of Common Stock, or an amount of cash determined based upon the Fair Market Value of Shares of Common Stock, which may vest over such period of time and/or upon satisfaction of such performance criteria or objectives as is determined by the Committee at the time of grant and set forth in the applicable Stock Award Agreement, without payment of any amounts by the Stock Awardee thereof (except to the extent required by law).  Prior to delivery of shares of Common Stock with respect to an award of Restricted Stock Units, the Stock Awardee shall have no rights as a stockholder of the Company.

Upon satisfaction and/or achievement of the applicable vesting requirements relating to an award of Restricted Stock Units, the Stock Awardee shall be entitled to receive a number of shares of Common Stock that are equal to the number of Restricted Stock Units that became vested.  To the extent, if any, set forth in the applicable Stock Award Agreement, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the applicable vesting period, as determined by the Committee.

Unless otherwise provided by the Stock Award Agreement, any Restricted Stock Units granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee terminates employment or his or her consultancy arrangement with the Company or its subsidiaries terminates for any reason prior to the expiration or termination of the applicable vesting period and/or the achievement of such other vesting conditions applicable to the award.

Prior to the delivery of any shares of Common Stock in connection with an award of Restricted Stock Units, the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Company, including by having the Company withhold from the number of shares of Common Stock otherwise deliverable in connection with an award of Restricted Stock Units, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

13.           Unrestricted Shares.  The Administrator may grant Unrestricted Shares in accordance with the following provisions:

(a)         The Administrator may cause the Company to grant Unrestricted Shares to Service Providers at such time or times, in such amounts and for such reasons as the Administrator, in its sole discretion, shall determine. No payment shall be required for Unrestricted Shares.

(b)         The Company shall issue, in the name of each Service Provider to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to such individual, and shall deliver such certificates to such Service Provider as soon as reasonably practicable after the date of grant or on such later date as the Administrator shall determine at the time of grant.

14.           Non-Transferability.  Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.  If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.  Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Option Agreement regarding a given Option that the Optionee may transfer, without consideration for the transfer, his or her Nonstatutory Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option. During the period when Shares of Restricted Stock and Stock Award Shares are restricted (by virtue of vesting schedules or otherwise), such Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

15.           Adjustments Upon Changes in Capitalization, Change in Control.

(a)         Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number and type of shares covered by each outstanding Option and Stock Award, the number and type of shares of Restricted Stock outstanding and the number and type of shares which have been authorized for issuance under the Plan but as to which no Options or Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Award, as well as the exercise price per share of each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award hereunder.

(b)           Change in Control.  Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock or Restricted Stock Units held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Option in exchange for a substitute option in a manner consistent with the requirements of Treas. Reg. §1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock or Restricted Stock Units held by a Participant affected by the Change in Control in exchange for restricted stock of or restricted stock units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted Share on the date of the Change in Control; (vi) cancel any Option held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor; or (vii) cancel any Restricted Stock Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per Share on the date of the Change in Control.

16.           Substitute Options.  In the event that the Company, directly or indirectly, acquires another entity, the Board may authorize the issuance of stock options (“Substitute Options”) to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superceded, in the case of a Substitute Option that is intended to be an Incentive Stock Option.  Shares of capital stock underlying Substitute Stock Options shall not constitute Shares issued pursuant to the Plan for any purpose.

17.           Date of Grant.  The date of grant of an Option, Stock Award or Unrestricted Share shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Stock Award or Unrestricted Share, or such other later date as is determined by the Administrator.  Notice of the determination shall be provided to each grantee within a reasonable time after the date of such grant.

18.           Amendment and Termination of the Plan.

(a)         Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)         Shareholder Approval.  The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)         Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and the Administrator, which agreement must be in writing and signed by the grantee and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.           Conditions Upon Issuance of Shares.

(a)         Legal Compliance.  Shares shall not be issued in connection with the grant of any Stock Award or Unrestricted Share or the exercise of any Option unless such grant or the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)         Investment Representations.  As a condition to the grant of any Stock Award or Unrestricted Share or the exercise of any Option, the Company may require the person receiving such Award or exercising such Option to represent and warrant at the time of any such exercise or grant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)         Additional Conditions.  The Administrator shall have the authority to condition the grant of any Award in such other manner that the Administrator determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan.  Such conditions may include, among other things, obligations of recipients to execute lock-up agreements and shareholder agreements in the future.

(d)         Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company or the Administrator.

20.           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.           Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.           Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted.  Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.  Notwithstanding any provision in the Plan to the contrary, any exercise of an Option granted before the Company has obtained shareholder approval of the Plan in accordance with this Section 22 shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with this Section 22.

23.           Withholding; Notice of Sale.  The Company shall be entitled to withhold from any amounts payable to an Employee any amounts which the Company determines, in its discretion, are required to be withheld under any Applicable Law as a result of any action taken by a holder of an Award.

24.           Governing Law.  This Plan shall be governed by the laws of the state of New Jersey, without regard to conflict of law principles.

CENTER BANCORP, INC.

Proxy For Annual Meeting of Shareholders

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Center Bancorp, Inc., Union, New Jersey, do hereby constitute and appoint Joseph Gangemi, A. Richard Abrahamian and Lori A. Wunder, or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead to vote all of the common stock of said corporation standing in my name on its books on April 3, 2009, at the annual meeting of shareholders to be held at 1180 Springfield Road, Union, New Jersey 07083 on May 27, 2009 at 10:00 o'clock a.m. or at any adjournments thereof, with all powers the undersigned would possess if personally present, as shown on the reverse side.

(See Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders - May 27, 2009

CENTER BANCORP, INC.

☒ Please mark your
votes as in this
example.

This proxy is being solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

1. Election of Directors for one year terms ending in 2010

Nominees: Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot Kramer, Nicholas Minoia, Harold Schechter, Lawrence Seidman, William A. Thompson and Raymond Vanaria.

Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
___________________________________________________________________

Grant Authority             Withhold Authority
for all nominees              for all nominees
                                                                                                ☐                                      ☐

2.  For adoption of the Center Bancorp, Inc. 2009 Equity Incentive Plan.

                                      FOR                AGAINST               ABSTAIN
                                       ☐                          ☐                            ☐

3. To seek non-binding approval of the compensation of Center Bancorp’s named executive officers.

                                      FOR                AGAINST               ABSTAIN
                                       ☐                          ☐                            ☐

4. Other Business - Whatever other business may be brought before the meeting or any adjournment thereof.

If any other business is properly presented at said meeting, this proxy shall be voted in accordance with the recommendations of management. Unless otherwise specified, execution of this proxy will confer authority to the persons named herein as proxies to vote shares in favor of the Board's nominees for directors, in favor of the adoption of the Center Bancorp., Inc. 2009 Equity Incentive Plan and in favor of a resolution approving the compensation of Center Bancorp’s executive officers.

Important: To assure your representation at the meeting, please date, sign and mail this proxy promptly in the envelope provided.

Note: When signing as attorney, executor, administrator, trustee or guardian, please give full titles. If more than one trustee, all should sign. All joint owners should sign.

Signature: _______________
Signature:_______________
Dated: __________, 2009